Exhibit 10.13
AIRCRAFT LEASE AGREEMENT
     THIS AIRCRAFT LEASE AGREEMENT is entered into as of the 1st day of November, 2006 (the “Commencement Date”), by and between JLC AVIATION LLC, a Tennessee limited liability company (the “Lessor”), and IdleAire Technologies Corporation, a Tennessee corporation (the “Lessee”).
WITNESSETH:
     WHEREAS, Lessor is the owner of the Aircraft (defined below);
     WHEREAS, Lessee desires to lease from Lessor, and Lessor is willing to lease to Lessee, the Aircraft, on a non-exclusive basis, subject to the terms and conditions of this Lease; and
     WHEREAS, Lessee is qualified, or will retain the services of a Person that is qualified, in all respects to use and operate the Aircraft in accordance with the rules and regulations of the FAA (defined below) (the “Federal Aviation Regulations”) under Part 91 thereof.
     NOW, THEREFORE, in consideration of the mutual covenants herein, Lessor and Lessee hereby agree as follows:
1. DEFINITIONS.
     Unless the context otherwise requires, the following terms, when capitalized, shall have the following meanings for all purposes of this Lease Agreement, the following definitions to be equally applicable both to the singular and plural forms of the terms herein defined:
     1.1. Act. “Act” shall mean the Federal Aviation Act of 1958, as amended from time to time, or any similar legislation of the United States enacted in substitution or replacement thereof.
     1.2. Aircraft. “Aircraft” shall mean the Cessna Citation V aircraft bearing manufacturer’s serial number 560-0120 and current FAA registration number N560PS (which registration number is being changed to N129MC) including all attached engines and any and all Parts (defined below).
     1.3. Business Day. “Business Day” shall mean any Day other than Saturday, Sunday or another day on which banks in Tennessee are required or authorized to be closed.
     1.4. Day. “Day” shall mean a twenty-four (24) hour period beginning at 12:00 a.m. and ending at 11:59 p.m.
     1.5. Designated Representative. ”Designated Representative” shall mean Ambassador Jet Service, LLC, or any other Person named as such by Lessor by giving notice to Lessee as provided in herein. A copy of this Lease Agreement shall be deposited with the Designated Representative.

     1.6. Event of Default. “Event of Default” shall have the meaning specified in Section 12 hereof.
     1.7. Event of Loss. “Event of Loss” shall mean any of the following events: (i) the Aircraft shall become lost or stolen for a period greater than 3 days (or, if less, the remaining Term); (ii) the Insurance Proceeds (defined below) shall be received based upon an actual or constructive total loss with respect to the Aircraft; (iii) the Aircraft shall be destroyed or irreparably damaged; (iv) title to the Aircraft shall be taken, seized, confiscated or requisitioned by any governmental body by condemnation or otherwise for a period stated to be or in fact in excess of 18 months (or, if less, the remaining Term for such property); provided, however, that clause (iv) of this definition shall not apply to any requisition for use by the Government, provided that such requisition does not continue for a period exceeding the remaining Term.
     1.8. FAA. “FAA” shall mean, as the context requires, the United States Federal Aviation Administration and/or the Administrator of the United States Federal Aviation Administration, or any person, governmental department, bureau, commission or agency succeeding to the functions of either of the foregoing.
     1.9. Flight Hour. “Flight Hour” shall mean each hour or part thereof, elapsing from the moment the wheels of the Aircraft leave the ground on take-off to the moment when the wheels of the Aircraft touch the ground on landing, in each case as recorded in the Aircraft log book or in any other document recording flight time accepted by the FAA.
     1.10. Governmental Authority. “Governmental Authority” shall mean and include (a) the FAA; (b) the United States Department of Transportation; (c) a generally recognized national government, or political subdivision thereof or local jurisdiction therein; (d) any board, Commission, department, division, organ, instrumentality, court, or agency of any entity described in (c) above; and (d) an association, organization, or institution of which any such entity described in (c) or (d) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant but only (except for purposes of defining Law below) to the extent that any of the preceding have jurisdiction over the Aircraft or its operations.
     1.11. Home Airport. “Home Airport” shall mean McGhee-Tyson Airport.
     1.12. Indemnitee. Indemnitee shall mean Lessor and its successors, permitted assigns, members, agents, employees, officers and servants.
     1.13. Initial Term. “Initial Term” shall mean, unless the Lease is terminated earlier as provided herein, the period commencing on the Commencement Date and ending on October 31, 2007.
     1.14. Insurance Proceeds. “Insurance Proceeds” shall mean any insurance proceeds payable to Lessor under policies of insurance obtained pursuant to Section 10.
     1.15. Law. “Law” shall mean and include all applicable (a) laws, statute, decree, constitution, regulation, order, judgment or other directive of any Governmental Authority;

(b) treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (c) any amendment or revision of any Law described in (a) or (b) above.
     1.16. Lease. “Lease,” “Lease Agreement”, this “Agreement”, “herein”, “hereunder” or other like words shall mean and include this Lease Agreement and each amendment, modification or supplement hereto from time to time entered into.
     1.17. Lease Year. “Lease Year” shall mean any twelve (12) month period making up the Initial Term or any Renewal Term.
     1.18. Parts. “Parts” shall have the meaning set forth in Section 8 hereof.
     1.19. Person. “Person” shall mean an individual, corporation, trust, partnership, unincorporated association, joint venture, association, joint-stock company, government or any agency or political subdivision thereof or other entity.
     1.20. Rent. “Rent” shall have the meaning set forth in Section 3.
     1.21. Reserved Flight Day. “Reserved Flight Day” shall mean any Day reserved by Lessee for use of the Aircraft.
     1.22. Taxes. “Taxes” shall have the meaning given such term in Section 9 hereof.
     1.23. Term. “Term” shall mean the Initial Term and any Renewal Term(s) (defined below).
     1.24. Third Party Lessee. A “Third Party Lessee” shall mean any other lessee of the Aircraft who enjoys concurrent, non-exclusive use of the Aircraft with Lessee.
     1.25. Unearned Rent. “Unearned Rent” shall be an amount equal to the excess of (i) the total Rent paid by Lessee to Lessor hereunder during the applicable Lease Year as of the event giving rise to the need to compute Unearned Rent, over (ii) the actual amount earned by Lessor hereunder taking into account the actual number of Flight Hours the Aircraft is used by Lessee during the applicable Lease Year as of the event giving rise to the need to compute Unearned Rent and the associated rental rate for such hours. The total amount of the Unearned Rent calculated in the preceding sentence, may be adjusted, as appropriate, based on any associated sales tax refund actually received by Lessor due to Sales Tax payments previously made on Flight Hours that are not used by Lessee.
2. AGREEMENT TO LEASE.
     2.1. Lease. Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the Aircraft on a non-exclusive basis as provided herein. During the Initial Term, in exchange for the Rent, Lessee shall be entitled to use the Aircraft for a total of seventy (70) Flight Hours (the “Leased Hours”). If this Lease is renewed, the number of Leased Hours in a Renewal Term shall be same number of Leased Hours during the Initial Term unless otherwise agreed to by the parties.

     2.2. Lawful and Proper Use Only. Lessee agrees throughout the Term to use the Aircraft in accordance with the laws and regulations of the United States and any country, state, territory or municipality into or over which Lessee may operate, and shall further comply with all health and police regulations and all rules and orders relating to the Aircraft to which the Aircraft may be subject in its use, operation, maintenance, modification, overhauling and condition during the term hereof including, but not limited to, maintaining strict adherence to Federal Aviation Regulations specifically as they relate to Federal Air Regulation Part 91. Lessee shall not employ, permit or cause the Aircraft to be used in any business which is forbidden by law or is otherwise illicit, nor knowingly carry illicit or prohibited goods. Lessee shall not use or permit the Aircraft to be used in any manner or for any purpose which is not covered by an insurance policy or policies which Lessor or Lessee is required to carry and maintain, or, for any purpose or for the carriage of any goods of any description excepted or exempted from said policies, or do any other act or permit to be done anything which could reasonably be expected to invalidate or limit any said insurance policy. Notwithstanding anything contained herein to the contrary, the Aircraft shall at all times be primarily used and located in the continental United States and may not be operated outside of the continental United States except to the Bahamas, Mexico, Caribbean and Canada. The Aircraft shall be based exclusively at the Home Airport.
     2.3. Non-Exclusive Lease. This Lease is non-exclusive and does not prevent Lessee from entering into similar arrangements with Third Party Lessees; provided, however, that Lessor use its best efforts not to enter into any lease with a Third Party Lessee that would preclude Lessee from using the Aircraft for the number of Leased Hours specified in Section 3. Notwithstanding the forgoing to the contrary, Lessor makes no representations or warranties regarding the specific time or specific number of Reserved Flight Days during which the Aircraft will be available to Lessee or that Lessee will be able to use all of the Leased Hours prior to the end of the Lease Year. As between Lessee and the Third Party Lessees, use of the Aircraft shall be on a first-come, first-served basis. Lessee and the Third Party Lessees shall contact the Designated Representative to schedule use of the Aircraft by reserving the number of Reserved Flight Days that will be required for a particular trip. Consistent with the non-exclusive nature of the Lease, Lessee may make arrangements with Third Party Lessees to share Reserved Flight Days (“Joint Trips”) provided that Lessee and the Third Party Lessee(s) notify the Designated Representative in advance of the existence of a Joint Trip arrangement and the parties’ agreement as to who will be credited with the Flight Hours associated with Joint Trip and who will assume operational control of the Aircraft.
3. TERM AND PAYMENT.
     3.1. Term. Upon the conclusion of the Initial Term and any Renewal Term (defined herein), this Lease shall be automatically renewed for an additional twelve (12) month period (each a “Renewal Term”) unless Lessee or Lessor gives at least ninety (90) days prior written notice prior to the end of the then current Lease Year to the other of its intention not to renew this Lease. Furthermore, in the event Lessor intends to sell the Aircraft, Lessor shall have the right to terminate this Lease at any time upon giving Lessee one (1) month prior written notice of termination. In the event that this Lease is terminated by Lessor prior to the expiration of the Term for any reason, any Unearned Rent calculated as of the effective date of the termination of the Lease shall be returned to the Lessee by the Lessor, otherwise the Rent shall be due and owing to Lessor in all events.

     3.2. Rent. During the Initial Term, Lessee shall pay Lessor the following amounts as rent for the use of the Aircraft (“Rent”):
(i)	In exchange for Leased Hours, Lessee shall pay annual base in the amount of $83,020 (the “Base Rent”), which shall be paid in equal monthly installments as provided herein; and

(ii)	In addition to the Base Rent, Lessee shall pay the applicable Tennessee sales tax (the “Sales Tax”) on the monthly installments of the Base Rent.
The monthly installments of Base Rent, plus the applicable Sales Tax, shall be paid by Lessee to Lessor no later than the third (3rd) Business Day of each month during the Lease Year. No refund will be given to Lessee if Lessee shall not use all of the Leased Hours during a Lease Year. Unused Leased Hours from one Lease Year will not carryover to any subsequent Lease Years. If this Lease is extended for one or more Renewal Terms as provided in Section 3.1, the Base Rent for each Renewal Term shall be negotiated by Lessor and Lessee at the time this Lease is renewed, and the appropriate Sales Tax shall be determined based on the amount of Base Rent charged. If this Lease is renewed and the Base Rent or the number of Leased Hours is not renegotiated, it shall be assumed that the Base Rent and the number of Leased Hours in the immediately preceding Lease Year shall be the Base Rent and the number of Leased Hours in the new Lease Year.
     3.3. Accelerated Rent; Additional Rent.
           (A) Base Rent is computed hereunder on the assumption that Lessee will utilize the Leased Hours on a consistent basis throughout each Lease Year. At the end of each quarter of each Lease Year or upon the early termination of the Lease by Lessor, Lessor will review Lessee’s usage of the Aircraft to determine if the Leased Hours have been over utilized on a year-to-date basis. In the event that Lessee’s year-to-date Flight Hours exceed the prorated number of Leased Hours that should have been used on a year-to-date basis (e.g., 1/4 of the Leased Hours used through the first three months of the Lease Year), Lessee shall pay to Lessor, as accelerated rent (the “Accelerated Rent”), an amount equal to $1,186 multiplied by the number of Flight Hours over the prorated share of Leased Hours that should have been used as of such date, plus the applicable Sales Tax on such Accelerated Rent. The Accelerated Rent shall be paid by Lessee within five (5) Business Days of notice from the Lessor and shall be treated as an advance payment of Base Rent otherwise due hereunder with the monthly Base Rent due for subsequent months offset by the Accelerated Rent.
           (B) In the event that Lessee’s use of the Aircraft exceeds the Leased Hours for a particular Lease Year, Lessee shall pay to Lessor within five (5) Business Days of the end of the Flight that results in such overage, an amount equal to $1,293 times the total number of Flight Hours, or fraction thereof, Lessee has used the Aircraft during the Lease Year in excess of the Leased Hours (the “Additional Rent”).

     3.4. Additional Leased Hours. Once Lessee has used all of the Leased Hours, Lessee may purchase additional time in one (1) hour blocks at the rate of $1,293 per Flight Hour, plus applicable Sales Tax.
     3.5. Insurance. The Base Rent charged hereunder shall include Lessee’s proportionate share of insurance acquired by Lessor pursuant to Section 10.
4. COVENANTS, REPRESENTATIONS AND WARRANTIES.
     4.1. Lessor’s Representations and Warranties. LESSOR SHALL NOT BE DEEMED TO HAVE MADE OR GIVEN, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, CONDITION, MERCHANTABILITY, DESIGN, OPERATION OR FITNESS FOR USE OF THE AIRCRAFT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT except that Lessor represents that it is duly authorized to enter into this Agreement and to Lease the Aircraft to Lessee hereunder.
     4.2. Lessee’s Representations and Warranties. Lessee covenants, represents and warrants that on the date of execution of this Agreement and on the Commencement Date:
           (A) Entity Organization and Standing. Lessee is a corporation duly organized and validly existing in good standing under the laws of the State of Tennessee, and is duly qualified and authorized to do business and in good standing wherever necessary to substantially carry on its business and operations and to own its properties and to perform its obligations under this Lease.
           (B) Entity Authority. Lessee has the full power, authority and legal right to enter into and perform the Lease, and the execution, delivery and performance of the Lease has been duly authorized by all necessary action on the part of Lessee, does not require any stockholder [member] approval or approval or consent of any trustee or holders of any indebtedness or obligations of Lessee, or such required approvals and consents have heretofore been duly obtained by Lessee, and does not and will not contravene any law, judgment, governmental rule, regulation or order binding on Lessee or any of its subsidiaries or the chartering documents or by-laws of Lessee or any of its subsidiaries or result in the breach of, constitute a default under, contravene the provisions of, or result in the creation of any lien, charge, encumbrance or security interest upon any property or assets of Lessee pursuant to any indenture, mortgage, contract or other agreement to which Lessee or any of its subsidiaries is a party or by which it is bound.
           (C) Binding Obligations. The Lease constitutes a valid and legally binding obligation of Lessee enforceable against Lessee in accordance with the respective terms thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

5. RETURN OF AIRCRAFT.
     Each time during the Term in which the Aircraft is returned to Lessor, Lessee agrees that the Aircraft shall be clean, serviced (potty included) ready for the next flight, airworthy with all systems functioning properly, in the same condition, and available for the same use within Lessor’s operations (including, without limitation, the same interior configuration, cockpit arrangement/instrumentation, other operating systems and components), as when delivered to Lessee hereunder, reasonable wear and tear excepted, and free and clear of all liens, encumbrances or rights of others whatsoever except any lien placed on the Aircraft by Lessee.
6. MORTGAGES, LIENS, ETC.
     Lessee will not directly or indirectly create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest, charge or encumbrance on or with respect to the Aircraft or title thereto or any interest therein
7. MAINTENANCE, USE, OPERATION, AND REGISTRATION.
     7.1. Maintenance, Use, Operation, and Registration. During the Term, Lessee, at its own cost and expense, shall take, or cause to be taken on its behalf, the following actions:
           (A) maintain the operational care, use, custody and control of the Aircraft while in the possession of Lessee on each Reserved Flight Day during the Term hereof, including, but not limited to, using qualified flight crews approved in advance by the Designated Representative, and operating the Aircraft so as to keep the Aircraft in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and to cause the airworthiness certificate of the Aircraft to be maintained at all times under the Act and the Federal Aviation Regulations;
           (B) pay all of the following operating costs associated with the operation of the Aircraft: fuel, oil, landing fees, airport charges, catering, flight crew, assessments and FAA charges;
           (C) cause the Aircraft at all times after the Commencement Date to remain duly registered in the United States, in the name of Lessor;
           (D) maintain all flight records, report and file all Maintenance Transaction Reports, Major Repair Orders, and any repair receipts incurred while in possession of Aircraft, logs and other materials required by the FAA to be maintained in respect of the Aircraft;
           (E) maintain, in the English language, all materials required by any applicable Governmental Authority to be maintained in respect of the Aircraft, and promptly furnish to Lessor upon Lessor’s request such information as may be required to enable Lessor to file any reports required to be filed with any Governmental Authority because of Lessor’s ownership of the Aircraft;
           (F) provide all necessary information, if reasonably required by Lessor, to enable Lessor to monitor all warranty items associated with the Aircraft;

               (G) notify Lessor or any other party designated by Lessor in a prompt and timely manner of all incidents and accidents resulting in damage or an Event of Loss with respect to the Aircraft, or any major component thereof and repair actions taken, in accordance with FAA approved repair documentation;
               (H) maintain all records, logs, and other materials required to be maintained with respect to the Aircraft by persons in operational control of the Aircraft under any applicable rules, laws or regulations and supply all such records, logs and other materials to Lessor or third parties as shall be necessary in order to implement any and all maintenance programs for the Aircraft and copies of all records of maintenance performed during the Term, as requested by Lessor;
               (I) immediately report to Lessor and/or the Designated Representative any and all Aircraft squawks;
               (J) file with the Designated Representative flight logs within twenty-four (24) hours of completion of any flight showing the number of Flight Hours used by Lessee; and
               (K) promptly furnish to the Designated Representative such information reasonably requested by Lessor as may be required to enable Lessor to file any reports required to be filed by Lessor or with any governmental authority.
          7.2. Limitations on Use of Aircraft. Use of Aircraft shall be subject to the following limitations:
               (A) Except as provided in Section 7.3 below, no trip scheduled by Lessee shall result in the Aircraft being away from the Home Airport for more than three (3) consecutive Reserved Flight Days. If any such flight is scheduled by the Lessee, the Aircraft must be returned to the Home Airport for the Days between the Days that the actual flight(s) take(s) place;
               (B) Lessee may not use the Aircraft for more than 47 Reserved Flight Days during any Lease Year;
               (C) Cancellation of a Reserved Flight Day less than 48 hours before scheduled departure will create a one (1) day charge against the Lessee’s Reserved Flight Days;
               (D) Cancellation of a Reserved Flight Day less than 24 hours before scheduled departure will (i) create a charge against the Lessee’s Leased Hours equal to the calculated Flight Hours for the scheduled flight (one-way only), and (ii) result in a charge from the pilot equal to the pilot’s hourly rate multiplied by the calculated Flight Hours for the scheduled flight (one-way only); and
               (E) Lessee shall not use the Aircraft for any purpose or in any manner which would require:
                    (i) Engine shutdowns while in flight;

                    (ii) Simulated engine out approaches/landings;
                    (iii) Any type of flight training; or
                    (iv) Operations under Federal Air Regulation Part 135.
          7.3. Repositioning. Notwithstanding Section 7.2(A) above, Lessor, in Lessor’s sole discretion, may permit Lessee to reserve the Aircraft for more than three (3) consecutive Reserved Flight Days without requiring that the Aircraft be repositioned to its Home Airport as provided in Section 7.2(A). If Lessor agrees that the Aircraft does not have to be repositioned at the Home Airport, Lessee shall pay all costs associated with the flight crew for the entirety of the trip, including, but not limited to, motels, meals, rental cars, per diem, and return flights for the crew, if necessary. Furthermore, should Lessee desire to use the Aircraft during a Third Party Lessee’s Reserved Flight Days which requires the repositioning of the Aircraft, any Flight Hours incurred to reposition the Aircraft (both to pick up the Lessee and to return the Aircraft to the Third Party Lessee) shall be treated as Leased Hours as to the Lessee.
          7.4. Flight Length; Landings. It is anticipated that Lessee will not use the Aircraft in any manner that results in an average accumulation of more than 1.2 landings per Leased Hour or an average accumulation of more than 1.2 engine starts/shutdowns per Leased Hour (each a “Short Leg”). Should Lessee’s use of the Aircraft result in a Short Leg, following such Short Leg, Lessee will be billed a Short Leg Fee in the amount of Two Hundred Dollars ($200), which shall be paid within five (5) Business Days of the Short Leg.
          7.5. Maintenance. Lessor at its own expense shall cause the Aircraft to be serviced, repaired, overhauled, tested and maintained in compliance with all applicable Federal Aviation Regulations, including, but not limited to, Part 91 thereof. In no event shall Lessor have any liability to Lessee for flights that must be cancelled due to any scheduled or unscheduled maintenance.
8. TAX INDEMNITY.
          8.1. Scope. Lessee shall hold each Indemnitee harmless from liability for any and all taxes, including, but not limited to, sales, use, personal property, license, documentation, transfer, fuel, leasing, occupational, value added, excise, environmental and other taxes, levies, imposts, charges, fees, assessments or duties of any nature, together with any penalties, fines, charges, additions to tax or interest thereon, imposed by any taxing authority whether domestic or foreign (collectively, “Taxes”) imposed during the Term against or in respect of Lessor, any Indemnitee or the Aircraft, by any Federal, state or local government or taxing authority in the United States, or by any foreign country or any taxing authority or governmental subdivision thereof, upon or with respect to, based upon or measured by Lessee’s leasing, possession, use, operation (including, but not limited to, landings and take-offs) of the Aircraft; provided, however, that Lessee shall have no such obligation with respect to (A) Taxes imposed by a Governmental Authority upon or with respect to, based on or measured by, the gross or net income of any Indemnitee including any minimum tax, franchise taxes, tax on doing business, taxes on capital or net worth, and surtax or similar tax; (B) Taxes which result from the activities of the Lessor or Indemnitee in the jurisdiction imposing the liability that are unrelated to the transactions contemplated by this Lease, or the operation of the Aircraft by Lessee; (C) Taxes imposed as a result of a transfer, assignment or other disposition by Lessor of any of its rights with respect to the Aircraft; or (D) Taxes imposed as a direct and primary result of Lessor’s or any Indemnitee’s negligence or, any breach by any Indemnitee of its obligations hereunder or accuracy of any representation, covenant or warranty given by any Indemnitee; (E) Taxes attributable to events or circumstances which accrue, occur or arise prior to the Commencement Date or subsequent to the expiration date of this Lease; or (F) Taxes attributable to payments or distributions from Lessee to any Indemnitee.

     8.2. Tax Savings. If any Indemnitee realizes a reduction in Taxes that would otherwise be payable or actually receives a refund of Taxes by reason of an indemnity payment under this section which reduction or refund was not otherwise taken into account in calculating Lessee’s tax indemnity obligation then the Indemnitee shall pay to the Lessee an amount equal to the sum of such Tax refund or reduction together with any interest received thereon.
     8.3. Contest. The Lessor shall promptly advise the Lessee of any Tax audit commenced by any Governmental Authority that involves a Tax that a Lessee is obligated to indemnify Lessor. Lessor shall notify Lessee of any Tax return filings, audits or assessments so as to permit Lessee to timely contest the applicability or amount of any Taxes that Lessee is obligated to indemnify Lessor. Lessor shall, if requested by Lessee, cooperate in the contest of Taxes that must be contested in Lessor’s name.
     8.4. Reports. Lessor shall, upon the request of Lessee, provide all information and records used in the preparation of Tax reports, returns, or statements with respect to any Tax that a Lessee is obligated to indemnify Lessor.
     8.5. Survival. The provisions of this Section 8 shall survive the expiration or termination of this Lease.
9. EVENTS OF LOSS.
     9.1. With Respect to the Aircraft. Upon the occurrence of an Event of Loss with respect to the Aircraft, Lessee shall forthwith (and in any event within two (2) days after such occurrence) give Lessor written notice of such Event of Loss, and Lessor and Lessee shall proceed diligently and cooperate fully with each other in the recovery of any and all Insurance Proceeds of insurance applicable thereto.
     9.2. Replacement of Parts. Lessor will promptly replace all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature, excluding engines (herein called “Parts”), which may from time to time be incorporated or installed in or attached to Aircraft and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the ordinary course of maintenance, service, repair, Lessee may, remove Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that Lessee shall immediately replace such Parts. All replacement Parts shall be in as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced if such replaced Parts were in the condition and repair required to be maintained by the terms hereof. All Parts at any time removed from the Aircraft shall remain the property of Lessor no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Aircraft and which meet the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to the Aircraft as above provided, without further act, (i) title to the replaced Part shall thereupon vest, free and clear in Lessor, and (ii) such replacement Part shall become subject to this Lease and deemed part of the Aircraft for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Aircraft.

     9.3. Termination of Lease. Upon the occurrence of an Event of Loss (i) resulting in the complete destruction of the Aircraft or (ii) rendering the Aircraft unfit for use where it is reasonably expected that the Aircraft will not be useable prior to the expiration of the then current Lease Year, this Lease shall terminate and any Unearned Rent determined as of the Event of Loss shall be returned to the Lessee.
10. INSURANCE.
     10.1. Risks to be Insured, Etc. Lessor will at all times carry and maintain in effect, or cause to be carried and maintained in effect, on the Aircraft, at its own cost and expense, (i) third party and passenger liability insurance; (ii) property damage liability insurance; (iii) aircraft all-risk hull insurance for the Aircraft; and (iv) war-risk insurance, in each case in such amounts and in such form, including without limitation the form of the loss payable clause and the designation of named insureds, and with such insurance companies, underwriters or funds of recognized responsibility as is acceptable to Lessor. Lessee’s proportionate share of the cost of the above described insurance is included in the Base Rent.
     10.2. Optional Insurance. Lessee may at its option insure, or cause to be insured, Lessee’s leasehold and other interest in the Aircraft for an amount in addition to the amounts required above. Any payment resulting from such insurance shall be paid over to and retained by Lessee so long as no Event of Default has occurred and/or is not continuing.
     10.3. Policy Provisions. All liability policies acquired by Lessor may name Lessee as additional insureds as their respective interests may appear; provided, however, that Lessor’s insurable interest shall always have priority over the insurable interest of Lessee such that any amounts paid pursuant to such policies shall be paid first to losses incurred by Lessor, if any, then to losses incurred by Lessee. All policies obtained by Lessee shall waive any right of subrogation of the insurers against Lessor.
11. ASSIGNMENT.
     Lessee will not, without the prior written consent of Lessor, assign any of its rights as Lessee hereunder. Lessor may assign or convey its right, title and interest in and to this Lease to one or more of its affiliates without the consent of Lessee. Subject to the terms and provisions of this Section 11, the terms and provisions of this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

12. EVENTS OF DEFAULT.
     The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order to any court or any order, rule or regulation of any administrative or governmental body):
     12.1. Lessee shall fail to make any payment of any amount required hereunder when the same shall become due;
     12.2. Lessee shall fail to carry and maintain in effect insurance on or with respect to the Aircraft in accordance with the provisions of Section 10 hereof or Lessee shall default in the performance of its obligations under Section 7 hereof;
     12.3. Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder and such failure shall continue unremedied for a period of 10 Days after written notice thereof by Lessor;
     12.4. any representation or warranty made by Lessee herein shall at any time prove to have been untrue or incorrect in any material respect at the time made;
     12.5. Lessee shall apply for or consent to the appointment of a custodian, receiver, trustee, liquidator or similar officer for it or for all or a substantial part of its property, or shall make a general assignment for the benefit of creditors, or Lessee shall admit in writing its inability to pay its debts generally as they become due, or Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee shall by voluntary petition, application, answer, consent or otherwise institute any proceeding, or seek relief under the provisions of any law now or hereafter existing, relating to bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or the like in respect of the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors;
     12.6. an order, judgment or decree shall be entered by any court or governmental agency of competent jurisdiction appointing, without the application or consent of Lessee, a custodian, receiver, trustee, liquidator or similar officer for Lessee or for all or any substantial part of its property, or any substantial part of the property of Lessee shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, undischarged, unstayed and unvacated for a period of 30 days after the date of entry thereof; or
     12.7. an order for relief shall be entered by any court against Lessee in an involuntary case under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) or adjudging Lessee a bankrupt or insolvent, or a petition against Lessee in any such proceeding shall be filed and shall not be withdrawn or dismissed within 30 days thereafter, or if under the provisions of any law providing for reorganization or winding-up of corporations which may apply to Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or of any substantial part of its property and such jurisdictions, custody or control shall remain in force unrelinquished, unstayed and unterminated for a period of 30 days.

13. REMEDIES.
     Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease Agreement to be in default by written notice to such effect delivered to Lessee; and at any time thereafter, unless Lessee shall have remedied all outstanding Events of Default, Lessor may do one or more of the following with respect to the Aircraft, as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:
     13.1. terminate the Lease;
     13.2. demand that Lessee, at Lessee’s expense, promptly return the Aircraft to Lessor at the Home Airport, in the condition and otherwise in accordance with all of the terms of Section 5 hereof, or Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the Aircraft by summary proceedings or otherwise, as prescribed by law, all without liability to Lessor, whether for the restoration of damage to property caused by such taking or otherwise;
     13.3. dispose of, hold, use, operate, lease to others or keep idle the Aircraft as Lessor in its sole discretion may determine, all free and clear of any rights of Lessee;
     13.4. whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under Section 13.1, 13.2, or 13.3 above with respect to the Aircraft, Lessor, by written notice to Lessee specifying a payment date not earlier than ten (10) Days from the date of such notice, may demand that Lessee pay to Lessor and Lessee shall promptly pay to Lessor on the date specified in such notice, any unpaid Rent due up to, but not including, the rent payment date first preceding the date specified in such notice (together with interest on such amount at the maximum rate of interest allowable by law at the time from the date specified in such notice to the date of actual payment); and/or
     13.5. Lessor may exercise any other right or remedy which may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof, to rescind this Lease Agreement as to the Aircraft and to recover damages for the breach hereof.
     In addition, Lessee shall be liable for any and all unpaid Rent and for all legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the return of any Aircraft in accordance with the terms of Section 5 hereof or in placing such Aircraft in the condition and airworthiness required by said Section. Except as otherwise expressly provided above, no remedy referred to in this Section 13 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity; and the exercise or beginning of exercise by Lessor of anyone or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all such other remedies. No express or implied waiver by Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any subsequent Event of Default.

14. NOTICES.
     All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand or by nationally recognized overnight courier, or mailed certified or registered mail, return receipt requested, with postage prepaid, or sent by facsimile or other electronic transmission, as follows:
(a) If to Lessor, to:
Michael C. Crabtree, President
JLC Aviation LLC
12347 Vista Brook Lane
Knoxville, TN 37934
Phone: 865-342-3620
Fax: 865-437-2620

With a copy to:

Jim Fox
Ambassador Jet Service, LLC
P.O. Box 32067
Knoxville, Tennessee 37930
Telephone: 865-690-2200
Telecopier: 865-690-3666
(b) If to the Lessee, to:
IdleAire Technologies Corporation
410 N. Cedar Bluff Road, Suite 410
Knoxville, TN 37923
Attn:
15. MISCELLANEOUS.
     Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law Lessee hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect. No term or provision of this Lease may be changed, waived, discharged or terminated totally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. No waiver by Lessor of any default hereunder by

Lessee shall extend to any subsequent or other default. In the event that any date for the payment of any amount due hereunder shall not be a Business Day, then such payment need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest on such payment shall accrue for the period from such due date to and including the next succeeding Business Day. The captions in this Lease are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. This Lease is being delivered in the State of Tennessee and shall in all respects be governed by, and construed in accordance with, the laws of the State of Tennessee, including all matters of construction, validity and performance.
16. INDEMNIFICATION.
     Lessee agrees to indemnify, reimburse, and hold harmless Lessor and its successors, mortgagee, assigns, agents, employees or servants on an after tax basis, from and against any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, legal proceedings, whether civil or criminal, penalties, fines, other sanctions, and any costs and expenses in connection therewith, including attorney’s fees and expenses (any and all of which are hereafter referred to as “Claims”) which in any way may result from or arise out of or in relation to (i) the condition, Lease, possession, use, or operation of the Aircraft either in the air or on the ground during the Term (except Claims arising out of the gross negligence or willful misconduct of Lessor) or (ii) any defect in the Aircraft arising from the maintenance, service, repair, overhaul, or testing of the Aircraft, during the Term, regardless of when such defect shall be discovered, whether or not the Aircraft is at the time in the possession of Lessee, and regardless of where the Aircraft may then be located.
     Lessee hereby waives and releases any Claim now or hereafter existing against Lessor, its successors or assigns on account of any Claims for or on account of or arising or in any way connected with injury to or death of personnel of Lessee or damage to property of Lessee or the loss of use of any property which may result from or arise in any manner out of or in relation to the ownership, leasing, condition, use or operation of the Aircraft, either in the air or on the ground during the Term, or which may be caused during such Term by any defect in the Aircraft from the material or any article used therein or from the testing, or use thereof or from any maintenance, service, repair, overhaul, or testing of the Aircraft regardless of when such defect may be discovered, whether or not the Aircraft is at the time in the possession of Lessee, and regardless of the location of the Aircraft at any such time.
     Lessee hereby agrees, and shall have the rights, to assume and conduct promptly and diligently, at its sole cost and expense, the entire defense of Lessor against any such Claim or claim.
     The indemnities contained in this Section 16 shall continue in full force and effect notwithstanding the expiration or other termination of this Lease and are expressly made for the benefit of, and shall be enforceable by, Lessor. Notwithstanding such survival, such indemnification obligation shall only apply to those acts or omissions which occur during the Term, unless otherwise extended by the exercise of remedies under Section 13 by Lessor.

17. TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.
     17.1. DURING THE 12 MONTHS PRECEDING THE EXECUTION OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED IN ACCORDANCE WITH PART 91 OF THE FAR. THE PARTIES HEREBY CERTIFY THAT THE AIRCRAFT WILL CONTINUE TO BE INSPECTED AND MAINTAINED UNDER PART 91 OF THE FAR DURING THE TERM OF THIS AGREEMENT.
     17.2. LESSEE, WHOSE NAME IS IDLEAIRE TECHNOLOGIES CORPORATION, SHALL HAVE OPERATIONAL CONTROL OF ALL FLIGHTS CONDUCTED UNDER THIS AGREEMENT.
     17.3. AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FLIGHT STANDARDS DISTRICT OFFICE.
     17.4. THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO AS EXHIBIT A ARE INCORPORATED HEREIN BY REFERENCE.
     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Agreement to be duly executed as of the day and year first above written.

LESSOR:			LESSEE:

JLC AVIATION LLC		IDLEAIRE TECHNOLOGIES
CORPORATION

By:	/s/ Michael C. Crabtree	By:	/s/ Paul Boyd

	Michael C. Crabtree, President	Its:	CFO & Treasurer

EXHIBIT A
INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”
REQUIREMENTS
1.	Mail a copy of the lease agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125
2.	Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease agreement.
3.	Carry a copy of the lease agreement in the aircraft at all times.